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                                                                  EXHIBIT E

                                                               CONFORMED COPY


          AGREEMENT AND PLAN OF MERGER, dated as of April 17, 1997, by and among ZURICH CENTRE INVESTMENTS LIMITED, a Bermuda corporation ("Parent"), CENTRE MERGER CORP., a Delaware corporation and an indirect wholly owned subsidiary of Parent ("Sub"), and ZURICH REINSURANCE CENTRE HOLDINGS, INC., a Delaware corporation (the "Company").

          WHEREAS the Board of Directors of each of Parent, Sub and the Company deem it advisable and in the best interests of their respective stockholders to consummate, and have approved, the transaction provided for herein in which Sub, which is a wholly owned subsidiary of Centre Reinsurance (U.S.) Limited, would merge with and into the Company and the Company would become an indirect wholly owned subsidiary of Parent;

          WHEREAS the Board of Directors of the Company has (i) determined that the consideration to be paid to the Independent Stockholders (as defined below) of the Company for each share of Common Stock of the Company in the Merger (as defined below) held by them is fair to such Independent Stockholders, (ii) approved this Agreement and the transactions contemplated hereby and (iii) resolved, subject to Section 5.02(b) hereof, to recommend to such stockholders their approval of the Merger and this Agreement;

          WHEREAS the parties hereto intend and acknowledge that, assuming the Merger takes place as contemplated hereunder, the Merger will be treated for Federal income tax purposes as a taxable stock acquisition;

          WHEREAS the Board of Directors of Sub has approved the merger (the "Merger") of Sub into the Company in accordance with the General Corporation Law of the State of Delaware (the "DGCL") upon the terms and subject to the conditions set forth herein;

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein the parties hereto agree as follows:

                                    ARTICLE I
                                   THE MERGER

          SECTION 1.01. Effective Time of the Merger. Subject to the provisions of this Agreement, a certificate of merger (the "Certificate of Merger") shall be duly prepared, executed and acknowledged by the Company and thereafter delivered to the Secretary of State of the State of Delaware for filing, as provided in the DGCL, as soon as practicable on or after the Closing Date (as defined below). The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such time thereafter as is agreed to between Parent and the Company and provided in the Certificate of Merger (the "Effective Time").



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          SECTION 1.02. Closing. The closing of the Merger (the "Closing") will take place at 9:00 a.m., New York City time, on the third business day after satisfaction of the latest to occur of the conditions set forth in Section 7.01 (provided that the other closing conditions set forth in Article VII have been met or waived as provided in Article VII at or prior to the Closing) (the date by which all such conditions shall have been satisfied or waived being referred to herein as the "Satisfaction Date"); provided, however, that Parent and Sub shall have the option to extend (in one or more increments) the date of Closing to a date not later than 90 days following the Satisfaction Date by written notice to the Company given within two business days after the Satisfaction Date (or the last date to which the Closing has been extended by Parent and Sub pursuant hereto). The date of Closing determined pursuant to the above is referred to herein as the "Closing Date". The Closing shall take place at the offices of Willkie Farr & Gallagher, 153 East 53rd Street, New York, New York, unless another date or place is agreed to in writing by the parties hereto.

          SECTION 1.03. Effect of the Merger. At the Effective Time, Sub shall be merged with and into the Company which shall continue as the surviving corporation (the Company is sometimes referred to herein as the "Surviving Corporation").

          SECTION 1.04. Certificate of Incorporation and By-laws. (a) The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

          (b) The Bylaws of the Company as in effect at the Effective Time shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

          SECTION 1.05. Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

          SECTION 1.06. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE II
                            CONVERSION OF SECURITIES


          SECTION 2.01. Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Common Stock, par value




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$0.01 per share, of the Company (the "Company Common Stock") or capital stock of
Sub:

                    (a) Capital Stock of Sub. Each issued and outstanding share of the capital stock of Sub shall be converted into and become that number of shares of fully paid and nonassessable shares of common stock of the Surviving Corporation equivalent to the quotient obtained by dividing (i) the total number of outstanding shares of Company Common Stock immediately prior to the Effective Time by (ii) 1,000,000 [i.e., the number of outstanding Sub shares].

                    (b) Cancellation of Treasury Stock and Parent-Owned Stock. All shares of Company Common Stock that are owned by the Company as treasury stock or by Parent, Zurich Insurance Company, Zurich International (Bermuda) Ltd. or any Subsidiary of Parent (collectively, the "Zurich Stockholders") shall be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor. As used in this Agreement, the word "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which
          (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

                    (c) Conversion of Company Common Stock. Subject to Section 2.01(g), each share of Company Common Stock issued and outstanding (other than shares to be canceled in accordance with Section 2.01(b)) shall be converted into the right to receive the Merger Consideration (as defined below) net of all withholding and deduction other than required for withholding under the Internal Revenue Code of 1986, as amended, in cash without interest. As used herein, the term "Merger Consideration" shall mean $39.50, except that if Parent and Sub elect to extend the Closing Date pursuant to Section 1.02, such term shall mean $39.50, plus interest on such amount computed at an annual rate equal to the prime rate announced by Chase Manhattan Bank, N.A. and in effect as of the Satisfaction Date, for the number of days elapsed from (but not including) the third business day following the Satisfaction Date through (and including) the Closing Date. As of the Effective Time, all such shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate


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          representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration without interest.

                    (d) Restricted Stock. Subject to Section 2.01(f), shares of the Company Common Stock held as of the Effective Time by grantees under the Company's Restricted Stock Plan, as Amended and Restated, shall be treated consistent with the terms of Section 2.01(c) hereof, whether or not the grantee's rights in respect of such shares have vested.

                    (e) Options to Acquire Shares of Company Stock. Subject to
          Section 2.01(f), at the Effective Time, each holder of a then outstanding option, whether or not vested and exercisable ("Company Options"), to acquire one or more shares of Company Common Stock under the Company Stock Plan (as defined below) shall, in full settlement thereof, receive from the Company for each share of Company Common Stock subject to such option an amount (subject to any applicable withholding tax) in cash equal to the excess of the Merger Consideration over the per share exercise price of such option (such amount being hereinafter referred to as the "Option Consideration"). The surrender of a Company Option shall be deemed a release of any and all rights the holder had or may have had in respect of such option and also in respect to the Company's former Long Term Performance Incentive Plan.

                    (f) Deferral of Certain Payments. (i) The Company shall have the ability with respect to holders of Company Options who are officers of the Company's operating subsidiaries, other than Steven M. Gluckstern, Richard Smith, Peter R. Porrino, Gerald S. King, Isaac Mashitz, Adrienne W. Reid and Mark R. Sarlitto, to defer payments of up to 50% of the Option Consideration otherwise payable to such holders at the Effective Time for a period of up to two years from the Effective Time, together with interest thereon computed at a rate equal to the average yield on U.S. Treasury obligations having a term to maturity of five years as determined annually in arrears by the Company, and subject to such other terms and conditions as the Company shall determine.

                    (ii) The Company may, not later than 30 days following the date of this Agreement, enter into agreements with the holders of Restricted Stock which will not be vested as of the Effective Time ("Unvested Shares") and the Company Options (collectively, the "Holders") providing for the deferral of up to 100% of the aggregate Merger Consideration and Option Consideration otherwise payable in respect of such Holder's Unvested Shares and Company Options.

                    (g) Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary,



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          any issued and outstanding shares of Company Common Stock held by a person (a "Dissenting Stockholder") who duly demands appraisal of his shares of Company Common Stock pursuant to the DGCL and complies with all the provisions of the DGCL concerning the right of holders of Company Common Stock to demand appraisal of their shares in connection with the Merger ("Dissenting Shares") shall not be converted as described in Section 2.01(c) but shall become the right to receive such cash consideration as may be determined to be due to such Dissenting Stockholder as provided in the DGCL. If, however, such Dissenting Stockholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right of appraisal, in any case pursuant to the DGCL, his shares shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration without interest. The Company shall give Parent (i) prompt notice of any demands for appraisal of shares received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

                    (h) Withholding Tax. The right of any stockholder or optionholder to receive the Merger Consideration or Option Consideration, as applicable, shall be subject to and reduced by the amount of any required tax withholding obligation.

          SECTION 2.02. Exchange of Certificates. (a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company to act as paying agent in the Merger (the "Paying Agent"), and, from time to time on and after the Effective Time, Parent shall make available, or cause its Subsidiaries to make available, to the Paying Agent funds in amounts and at the times necessary for the payment of the Merger Consideration and Option Consideration pursuant to Sections 2.01(c) and 2.01(e), and any payments to Dissenting Stockholders pursuant to Section 2.01(g), it being understood that any and all interest earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to, or at the direction of, Parent, the Subsidiary providing such funds or the Surviving Corporation, as applicable. Such funds shall be invested by the Paying Agent as directed by Parent, the Subsidiary providing such funds or the Surviving Corporation, as applicable, provided that such investments shall be obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Rating Services, respectively, or in deposit accounts, certificates of deposit, bank repurchase or reverse repurchase agreements or banker's acceptances of, or Eurodollar time deposits purchased from, commercial banks with capital exceeding $250 million (based on the most recent financial statements of



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



such bank which are then publicly available at the SEC or otherwise).

          (b) Exchange Procedure. Subject to Section 2.01(f), as soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to
(x) each holder of record (other than the Zurich Stockholders) of a certificate or certificates which immediately prior to the Effective Time represented shares of Company Common Stock (the "Certificates") and (y) each holder of Company Options at the Effective Time (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may specify) and (ii) instructions for use in effecting the surrender of the Certificates and Company Options in exchange for the Merger Consideration or Option Consideration, as applicable. Upon surrender of a Certificate or Company Option for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate or Company Option, as the case may be, shall be entitled to receive in exchange therefor the amount of cash into which the shares theretofore represented by such Certificate or Company Option, as the case may be, shall have been converted pursuant to Section 2.01, and the Certificate or Company Option, as the case may be, so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate and Company Option shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares or Company Options, as the case may be, theretofore represented by such Certificate or Company Option, as the case may be, shall have been converted pursuant to Section 2.01. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate.

          (c) At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest and other income received with respect thereto) which has been made available to the Paying Agent and which have not been disbursed to holders of Certificates or Company Options, as the case may be, and thereafter such holders shall be entitled to



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


look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration or the Option Consideration, as the case may be, payable upon due surrender of their Certificates or Company Options, as the case may be.

          (d) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this
Article II.

          (e) No Liability. None of Parent, Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company represents and warrants to Parent and Sub as follows:

          SECTION 3.01. Organization. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and corporate authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not have a material adverse effect on the Company and its Subsidiaries, taken as a whole. As used in this Agreement, any reference to any event, change or effect being material or having a material adverse effect on or with respect to an entity (or group of entities taken as a whole) means such event, change or effect is materially adverse to the consolidated condition (financial or otherwise), properties, assets (including intangible assets), liabilities (including contingent liabilities), businesses or results of operations of such entity (or, if with respect thereto, of such group of entities, taken as a whole), but shall exclude any change or effect resulting from general economic conditions (including without limitation changes in interest rates) and any occurrence or condition arising out of the transactions contemplated by this


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Agreement or the public announcement thereof. The Company and each of its
Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not in the aggregate have a material adverse effect on the Company and its Subsidiaries, taken as a whole.

          SECTION 3.02. Capitalization. As of the date hereof, the authorized capital stock of the Company consists of (i) 50,000,000 shares of Company Common Stock of which, as of March 21, 1997, 26,205,569 shares were issued and outstanding and no shares were held in treasury and (ii) 20,000,000 shares of Preferred Stock, par value $0.10 per share, no shares of which are issued and outstanding. As of the date hereof, 503,575 shares of Company Common Stock are reserved for issuance upon exercise of outstanding options pursuant to the Company's 1995 Stock Option Plan (the "Company Stock Plan"). All the outstanding shares of Company Common Stock are, and all shares which may be issued pursuant to the Company Stock Plan will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights in respect thereto. As of the date hereof, no bonds, debentures, notes or other indebtedness convertible into securities having the right to vote ("Convertible Debt") of the Company are issued or outstanding. Except as set forth above or in respect of the employee benefit plans in effect as of the date hereof, as of the date hereof, there are no existing options, warrants, calls, subscriptions or other rights or other agreements or commitments of any character relating to the issued or unissued capital stock or Convertible Debt of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Convertible Debt of, or other equity interests in, the Company or of any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement or commitment. As of the date hereof, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries.

          SECTION 3.03. Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby (subject to, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock). The execution, delivery and performance of this Agreement and the consummation




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of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than as aforesaid). This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of Parent and Sub, as the case may be, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          SECTION 3.04. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, state insurance laws and the DGCL, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the charter or by-laws of the Company or of any of its Subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency (a "Governmental Entity") (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a material adverse effect on the Company and its Subsidiaries taken as a whole or a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its Subsidiaries or any of their properties or assets, except in the case of (iii) or (iv) for violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries, taken as a whole or a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement.




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


          SECTION 3.05. SEC Reports and Financial Statements. Each of the Company and its Subsidiaries has filed with the Securities and Exchange Commission (the "SEC") and has heretofore made available to Parent true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 1994, under the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act") (as such documents have been amended since the time of their filing, collectively, the "Company SEC Documents"). The Company SEC Documents, including without limitation any financial statements or schedules included therein, at the time filed, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

          SECTION 3.06. Opinion of Financial Advisor. The Company has received the opinion of Morgan Stanley & Co. Incorporated, dated the date hereof, to the effect that, as of such date, the consideration to be received in the Merger by the holders of the outstanding shares of Company Common Stock not owned by the Zurich Stockholders ("Independent Stockholders") is fair to such Stockholders from a financial point of view.

          SECTION 3.07. Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

                                   ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

          Parent and Sub represent and warrant to the Company as follows:




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


          SECTION 4.01. Organization. Each of Parent and Sub and Parent's Subsidiaries which own shares of Company Common Stock is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and corporate authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not have a material adverse effect on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement. Parent and each of its Subsidiaries which owns shares of Company Common Stock is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not in the aggregate have a material adverse effect on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement.

          SECTION 4.02. Authority. Parent and Sub have requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent, and no other corporate proceedings on the part of Parent and Sub are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by Parent and Sub, as the case may be, and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of each of Parent and Sub, as the case may be, enforceable against Parent and Sub in accordance with its respective terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of court before which any proceeding therefor may be brought.

          SECTION 4.03. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, state insurance laws and the DGCL, neither the execution, delivery or performance of this Agreement by Parent and Sub nor the consummation by Parent and Sub of the transactions contemplated hereby nor compliance by Parent and Sub with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the respective certificate of incorporation or by-laws of Parent and



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Sub, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a material adverse effect on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or
(iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its Subsidiaries or any of their properties or assets, except in the case of (iii) and (iv) for violations, breach or defaults which would not, individually or in the aggregate, have a material adverse effect on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement.

          SECTION 4.04. Information in Proxy Statement. None of the information supplied by Parent or Sub in writing specifically for inclusion or incorporation by reference in the Company's Proxy Statement or Information Statement for the special meeting of its stockholders to be called to consider the Merger (the "Proxy Statement") will, at the date mailed to stockholders and at the time of the meeting of the Company's stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          SECTION 4.05. Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

                                    ARTICLE V
                                    COVENANTS


          SECTION 5.01. Covenants of the Company. During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, or to the extent that Parent shall otherwise consent in writing):

                    (a) Ordinary Course. The Company and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all reasonable efforts to preserve intact their present business organizations, keep available the services of their present officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing business shall not be impaired in any material respect at the Effective Time.

                    (b) Dividends; Changes in Stock. The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it propose to,
          (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for dividends by any Subsidiary to the Company or to another Subsidiary, (ii) split, combine or reclassify its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any shares of capital stock of the Company or any of its Subsidiaries.

                    (c) Issuance of Securities. The Company shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any such shares or convertible securities, other than (i) the issuance of shares of Company Common Stock upon the exercise of employee stock options outstanding on the date hereof under the Company Stock Plan or pursuant to regular issuances of Company Common Stock in the ordinary course in connection with employee benefit plans in effect on the date hereof and (ii) issuance by a wholly owned Subsidiary of its capital stock to its parent.

                    (d) Governing Documents. The Company shall not amend or propose to amend its Certificate of Incorporation or Bylaws.

                    (e) Advice of Changes; Filings. The Company shall confer on a regular and frequent basis with Parent, report on operational matters and promptly advise Parent orally and in writing of any change or event having, or which could reasonably be expected to have, a material adverse effect on the Company and its Subsidiaries, taken as a whole. The Company shall promptly provide Parent copies of all filings made by the Company or any of its Subsidiaries with any Federal, state or foreign Governmental Entity in connection with this Agreement and the transactions contemplated hereby, other than the portions of such filings that include confidential information not directly related to the transactions contemplated by this Agreement.

                    (f) The Company shall not (i) enter into, adopt, amend in any material respect (except as may be required by law) or terminate any employee benefit plan or any agreement, arrangement, plan or policy between the Company and one or more of its directors or officers or (ii) except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company, increase in any manner the compensation or fringe benefits of any director, officer or key employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock options or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

          SECTION 5.02. No Solicitation; Fiduciary Out. (a) The Company shall not authorize or permit any of its executive officers or directors or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding any Takeover Proposal; provided, however, that, if at any time prior to the Effective Time the Board of Directors of the Company determines in good faith, after consultation with counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders, the Company may, in response to an unsolicited Takeover Proposal, and subject to compliance with
Section 5.02(c), (x) furnish information with respect to the Company to any person pursuant to a confidentiality agreement and (y) participate in negotiations regarding such Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director or executive officer of the Company or any of its Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 5.02(a) by the Company. For purposes of this Agreement, "Takeover Proposal" means any inquiry, proposal or offer from any person (other than Parent or any of its Subsidiaries) relating to any direct or indirect acquisition or purchase of a substantial amount of assets of the Company or any of its Subsidiaries or of 50% or more of the shares of Company Common Stock, any tender offer or exchange offer that if consummated would result in any person beneficially owning 50% or more of the shares of Company Common Stock, any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the Merger, or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated hereby.

          (b) Except as set forth in this Section 5.02(b), neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors of this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) cause the Company to enter into any agreement with respect to any Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the Effective Time the Board of Directors of the Company determines in good faith, after consultation with counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders, the Board of Directors of the Company may withdraw or modify its approval or recommendation of this Agreement and the Merger, approve or recommend a Takeover Proposal or cause the Company to enter into an agreement with respect to a Takeover Proposal. In evaluating any unsolicited Takeover Proposal, the Company's Board of Directors may consider any statement or indication from or on behalf of Parent that it will not agree to such Takeover Proposal, provided that such fact shall not prevent the Company's Board of Directors from taking any action permitted pursuant to this Section 5.02(b).

          (c) In addition to the obligations of the Company set forth in Section 5.02(a), the Company shall immediately advise Parent orally and in writing of any request for information or of any Takeover Proposal, or any inquiry with respect to or which could lead to any Takeover Proposal, and shall (i) describe the material terms and conditions of such request, Takeover Proposal or inquiry and the identity of the person making such request, Takeover Proposal or inquiry and (ii) immediately deliver to Parent a copy of any such request, Takeover Proposal or inquiry made in writing. The Company will keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry.

          (d) Nothing contained in this Section 5.02 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the opinion of the Board of Directors of the Company, after consultation with counsel, failure so to disclose would be inconsistent with its fiduciary duties to the Company's stockholders; provided, however, that neither the Company nor its Board of Directors nor any committee thereof shall, except as permitted by Section 5.02(b), withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend, a Takeover Proposal.

                                   ARTICLE VI
                              ADDITIONAL AGREEMENTS

          SECTION 6.01. Preparation of the Proxy Statement. The Company shall promptly prepare and file with the SEC preliminary and final versions of the Proxy Statement and a Schedule 13E-3 relating to the Merger (the "Schedule 13E-3"). The Company shall use its best efforts to have the Proxy Statement cleared by the SEC and mailed to its stockholders at the earliest practicable date. The Company shall cooperate and consult with Parent with respect to the Proxy Statement and the Schedule 13E-3 and any related SEC comments. The Company covenants that (i) the Proxy Statement and the Schedule 13E-3 will comply in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder and (ii) as of the date of mailing of the Proxy Statement and at the time of the meeting of the Company's stockholders to be held in connection with the Merger, the Proxy Statement and the Schedule 13E-3 will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided that no representation is made by the Company with respect to any information included in the Proxy Statement and the Schedule 13E-3 regarding Parent or its Subsidiaries supplied by Parent in writing specifically for inclusion in the Proxy Statement and the Schedule 13E-3.

          SECTION 6.02. Access to Information. The Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of Parent, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. Unless otherwise required by law, Parent will hold any such information which is nonpublic in confidence until such time as such information otherwise becomes publicly available through no wrongful act of either party, and in the event of termination of this Agreement for any reason Parent shall promptly upon request return all nonpublic documents obtained from the Company, and any copies made of such documents, to the Company.

          SECTION 6.03. Stockholders Meeting. The Company shall call a meeting of its stockholders to be held as promptly as practicable for the purpose of voting upon this Agreement and the Merger. Subject to Section 5.02(b), the Company will, through its Board of Directors, recommend to its stockholders approval of this Agreement and the Merger and shall use its best efforts to hold such meeting as soon as reasonably practicable after the date hereof.

          SECTION 6.04. Legal Conditions to Merger. Each of the Company, Parent and Sub will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Merger (which actions shall include, without limitation, furnishing all information in connection with approvals of or filings with state insurance authorities and any other Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Merger. Each of the Company, Parent and Sub will, and will cause its Subsidiaries to, take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by Parent, the Company or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

          SECTION 6.05. Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that in the event this Agreement is terminated pursuant to Section 8.01(c), the Company shall pay all costs and expenses of Parent and its affiliates incurred in connection with this Agreement and the transactions contemplated hereby.

          SECTION 6.06. Brokers or Finders. Each of Parent and the Company represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers' or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except (i) Morgan Stanley & Co. Incorporated, whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm (copies of which have been delivered by the Company to Parent prior to the date of this Agreement) and (ii) Donaldson, Lufkin & Jenrette Securities Corp., whose fees and expenses will be paid by Parent in accordance with Parent's agreement with such firm (except as contemplated by Section 6.05), and each of Parent and the Company agree to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliates.

          SECTION 6.07. Indemnification; Insurance. (a) For a period of three years from the Effective Time, the Surviving Corporation, shall maintain in its Certificate of Incorporation the provisions with respect to indemnification set forth in the Company's Certificate of Incorporation as in effect on the date hereof, which provisions shall not be amended, repealed or otherwise modified for such a period in any manner that would adversely affect the rights thereunder of persons who at the Effective Time were directors, officers, employees or agents of the Company (such persons being third-party beneficiaries of this Section 6.07) with respect to actions and omissions occurring prior to the Effective Time, unless such modification is required by law.

          (b) For a period of three years from the Effective Time, the Surviving Corporation shall use its best efforts to maintain in effect directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy with respect to actions and omissions occurring prior to the Effective Time on terms no less favorable than the terms of such current insurance coverage. Notwithstanding the foregoing, if the directors' and officers' liability insurance referred to in this Section 6.07(b) is unavailable for the Maximum D&O Premium (as defined below), the Surviving Corporation shall obtain as much insurance as can be obtained for a premium not in excess (on an annualized basis) of the Maximum D&O Premium. The Company will use its best efforts to give to any director and officer covered by this Section 6.07, 30 days prior written notice of any reduction on coverage or cancellation of the directors' and officers' liability insurance referred to in this Section 6.07(b). For purposes of this Section 6.07(b), the "Maximum D&O Premium" shall be an amount not greater than 150% of the premium paid by the Company (on an annualized basis) for directors' and officers' liability insurance during the period from June 30, 1996 to the Effective Time.

          SECTION 6.08. (a) Additional Agreements; Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including cooperating fully with the other party, including by provision of information and making of all necessary filings under state insurance laws. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement including without limitation, consummation of the Centre Merger (as defined below), or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either the Company or Sub, the proper officers and directors of each party to this Agreement shall take all such necessary action.

          (b) Parent or Surviving Corporation agrees, subject to consummation of the Merger, to pay, without deduction or withholding from any amount payable to the holders of Company Common Stock, any New York State or City real property transfer taxes and any other similar taxes that become payable by the shareholders of the Company, the Company or the Surviving Corporation in connection with the Merger. The Company and Parent shall cooperate in the preparation, execution and filing of any returns, questionnaires, applications and other documents related to such taxes required or permitted to be filed on or before the Effective Time.

          Section 6.09. Merger of Operations. Each of the parties hereto agrees to use its reasonable good faith efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to cause the merger (the "Centre Merger") of the operations of Zurich Reinsurance Centre Inc. ("Centre") and Centre Reinsurance Company of New York ("CRNY") simultaneously with or promptly following the Merger on terms reasonably acceptable to Parent, including, without limitation, causing Centre and CRNY to enter into an agreement and plan of merger or similar agreement providing for the Centre Merger and preparing and submitting all necessary regulatory filings in connection therewith. This Section 6.09 shall terminate upon a termination of this Agreement.

                                   ARTICLE VII
                                   CONDITIONS

          SECTION 7.01. Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

                    (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock.

                    (b) Other Approvals. The Insurance Department of the State of Connecticut shall have approved the consummation of the Merger and such approval shall be in full force and effect. Other than the filing provided for by Section 1.01, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity the failure to obtain which would have a material adverse effect on Parent and its Subsidiaries or the Surviving Corporation and its Subsidiaries, in each case taken as a whole, shall have been filed, occurred or been obtained.

                    (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

          SECTION 7.02. Conditions of Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are subject to the satisfaction of the following conditions unless waived by Parent and Sub:

                    (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date or except, as to any failure to be true and correct, to the extent that Parent or Sub had knowledge of such failure to be true and correct as of the date hereof) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

                    (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

                    (c) Officer's Certificate. Parent and Sub shall have received a certificate signed by an executive officer of the Company to the effects set forth in Paragraphs (a) and (b) of this Section 7.02.

                    (d) Appraisal Rights. The holders of not more than 7% of the outstanding shares of Company Common Stock shall have exercised their appraisal rights in the Merger in accordance with the DGCL.

          SECTION 7.03. Conditions of Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction of the following conditions unless waived by the Company:

                  (a) Representations and Warranties. The representations and warranties of Parent and Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

                  (b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

                    (c) Officer's Certificate. The Company shall have received a certificate signed by an executive officer of each of Parent and Sub to the effects set forth in Paragraphs (a) and (b) of this Section 7.03.

                                  ARTICLE VIII
                            TERMINATION AND AMENDMENT

          SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the
Company:

                    (a) by mutual consent of Parent and the Company;

                    (b) (i) by either Parent or the Company if there shall have been a material breach of any representation, warranty, covenant or agreement on the part of the other set forth in this Agreement which breach shall not have been cured within two business days following receipt by the breaching party of notice of such breach, or (ii) by either Parent or the Company if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and non-appealable;

                    (c) by either Parent or the Company if the Company's Board of Directors takes any of the actions permitted by Section 5.02(b); provided the Company may so terminate only if it has complied with all the provisions of Section 5.02(c);

                    (d) by either Parent or the Company if the Merger shall not have been consummated on or before October 1, 1997; or

                    (e) by either party if the required approval of the stockholders of the Company shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment thereof.


          SECTION 8.02. Effect of Termination. In the event of a termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective officers or directors, except with respect to any breach of any provision of this Agreement prior to such termination and except that the last sentence of
Section 6.02 and all of Sections 6.05 and 6.06 shall continue in effect.

          SECTION 8.03. Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval in accordance with Section 7.01(a). This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          SECTION 8.04. Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                   ARTICLE IX
                                  MISCELLANEOUS

          SECTION 9.01. Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Sections 2.01, 2.02, 6.05, 6.06, 6.07, 6.08 and 6.09 and this Section 9.01.

          SECTION 9.02. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):


          (a) if to Parent or Sub, to

                    Zurich Centre Investments Limited
                    Cumberland House, One Victoria Street
                    P.O. Box HM 1788
                    Hamilton, HM HX Bermuda
                    Attention: General Counsel
                    Telecopy No.: (441) 292-0951

              with copies to:

                    Willkie Farr & Gallagher
                    153 East 53rd Street
                    New York, New York  10022
                    Attention:  Thomas M. Cerabino, Esq.

              Telecopy No.: (212) 821-8111

                    Zurich Center Resource Limited
                    One Chase Manhattan Plaza
                    New York, New York  10005

                Attention: General Counsel

                Telecopy No.:  (212) 898-5002

          (b) if to the Company, to

                    Zurich Reinsurance Centre
                    Holdings, Inc.
                    One Chase Manhattan Plaza
                    43rd Floor
                    New York, New York  10005
                    Attention:  Richard E. Smith and
                                Mark R. Sarlitto

                    Telecopy No.:  (212) 898-5028

         with a copy to

                    Cravath, Swaine & Moore
                    Worldwide Plaza
                    825 Eighth Avenue
                    New York, New York 10019-7475
                    Attention:  Samuel C. Butler, Esq.

                    Telecopy No.: (212) 474-3700

          SECTION 9.03. Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. This Agreement (including the documents and the instruments referred to herein) (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) except as provided in Section 6.07, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          SECTION 9.04. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law.

          SECTION 9.05. Publicity. Except as otherwise required by law or the rules of the New York Stock Exchange, for so long as this Agreement is in effect, neither the Company nor Parent shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

          SECTION 9.06. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          IN WITNESS WHEREOF Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.


                                 ZURICH CENTRE INVESTMENTS LIMITED


                                 By: /s/ Thomas Gleeson
                                         Name:   Thomas Gleeson
                                         Title:  Vice President



                                 CENTRE MERGER CORP.


                                 By: /s/ Steven M. Gluckstern
                                         Name:   Steven M. Gluckstern
                                         Title:  President



                                 ZURICH REINSURANCE CENTRE
                                   HOLDINGS, INC.


                                 By: /s/ Mark R. Sarlitto
                                         Name:   Mark R. Sarlitto
                                         Title:  Senior Vice President &
                                                     General Counsel